SUPPLEMENT TO OFFERING STATEMENT
                                       FOR
                            SERIES C PREFERRED STOCK


                    ADVANCED REMOTE COMMUNICATION SOLUTIONS, INC.
                            A California Corporation

                      10675 Sorrento Valley Road, Suite 200
                               San Diego, CA 92121

                                  July 19, 2002



         Advanced Remote Communication Solutions, Inc., a California corporation (the "Company"), previously distributed an Offering Statement for Series C Preferred Stock (the "Offering Statement"). This supplement to the Offering Statement (the "Supplement") amends and supplements our offer to exchange all of the outstanding shares of Series B Preferred Stock for shares of Series C-3 Preferred Stock. All capitalized terms not defined herein have the meanings ascribed to them in the Offering Statement.

         Please note the following:


                                SUMMARY OF TERMS

QUESTIONS AND ANSWERS

         The following supplements the Offering Statement:

HOW WILL SECURITIES BE ACCEPTED FOR EXCHANGE AND HOW WILL PAYMENT BE MADE?

            Upon the terms and conditions set forth in the Offering Statement, we will accept for exchange on the Expiration Date all shares that are properly tendered on or prior to the Expiration Date and not withdrawn, together with a completed Exchange and Subscription Agreement. We will make payment for shares which we accept by the third New York business day following the acceptance date, or as soon thereafter as possible.

HOW WILL I BE NOTIFIED IF THE COMPANY CHOOSES TO EXTEND THE EXCHANGE OFFER?

         We will notify you of any extension through a press release or other public announcement.

                                THE TRANSACTIONS

General Description

         The following supplements the Offering Statement:

Additional Terms of the Transactions

         In connection with the Financing:

o Michael Silverman, Irene Shinsato, Scott Boden, QUALCOMM and Lexington entered into separate voting agreements with the Company and Housatonic pursuant to which they agreed to vote all of their shares of capital stock of the Company to (i) approve an increase in the reserve of shares under the Company's 1996 Stock Option Plan by 4,500,000 shares and (ii) approve the sale of the assets of the Company associated with the Boatracs division in the event Housatonic exercises the option described in clause (vii) under the caption "General Description" above..

o                 The board of directors of the Company was set at 5.

o Scott Boden, Andrew Werth, Douglas Dwyer and Daniel Flanagan resigned from the board of directors of the Company.

o Brandon Nixon, Joseph Niehaus and Harvey Gettleson were appointed as members of the board of directors of the Company.

o Holders of outstanding Series C1 Preferred Stock and Series C2 Preferred Stock, voting together as a single class, will be entitled to (a) elect two members of the Company's board of directors for so long as shares of outstanding Series C Preferred Stock equal at least 10% of the common stock of the Company on an as converted basis or (b) elect one member of the Company's board of directors for so long as shares of outstanding Series C Preferred Stock equal at least 5% of the common stock of the Company on an as converted basis.

o Holders of outstanding Series C3 Preferred Stock will be entitled to elect one members of the Company's board of directors for so long as shares of outstanding Series C Preferred Stock equal at least 5% of the common stock of the Company on an as converted basis.

o Michael Silverman resigned as the Chief Executive Officer and Chairman of the Company.

o Brandon Nixon was appointed as the Chief Executive Officer and Chairman of the Company.

o The Company entered into an employment agreement with Brandon Nixon granting him an option to purchase 3,000,000 shares of the Company's Common Stock.

o Holders of Series C Preferred Stock (including, without limitation, any persons holding shares of Series C-3 Preferred Stock as a result of the Exchange Offer) were granted demand registration rights exercisable by holders of a majority of the Series C Preferred Stock then outstanding; provided, however, that the Company is not obligated to effect a registration pursuant to such demand registration rights more than twice in the aggregate nor more than once in any 12-month period.

o The holders of Series C Preferred Stock (including, without limitation, any persons holding shares of Series C-3 Preferred Stock as a result of the Exchange Offer) were granted a right of first refusal to purchase their pro rata share of all equity securities that the Company may from time to time propose to sell and issue, subject to customary exclusions.


                                   THE OFFERING

Summary of the Offering

         The reference to "as of May 31, 2002" should be deleted and ignored. The paragraph now reads as follows.

         The Company is making (1) the Exchange Offer to each holder of its Series B Preferred Stock (each a "Series B Holder"), who is an Accredited Investor, under the terms described herein, and (2) the Purchase Offer to each Series B Holder, other than Lexington, who is an Accredited Investor, under the terms described herein.

Exchange Offer

         The Company is making the Exchange Offer to provide all accredited investors holding shares of Series B Preferred Stock with the opportunity to acquire shares of Series C-3 Preferred Stock on the same terms and conditions as those provided in the Stock Purchase Agreement. The Company committed pursuant to the terms of the Stock Purchase Agreement to commence the Exchange Offer as soon as practicable following the closing of the transactions contemplated by the Stock Purchase Agreement. All shares of Series B Preferred Stock of the Company acquired in the Exchange Offer will be retired.

         The following sentence should be deleted and ignored "The purpose of the Exchange Offer is to acquire and retire all outstanding shares of the Company's Series B Preferred Stock."